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                                                                       Exhibit 5

                     [Letterhead of Moore & Van Allen PLLC]

April 11, 2001

The Thaxton Group, Inc.
1524 Pageland Highway
Lancaster, South Carolina 29720

Attention: Allan F. Ross

Re:  Registration Statement on Form SB-2

Gentlemen:

We refer to the above-referenced Registration Statement, as amended (the "Registration Statement"), under the Securities Act of 1933, as amended, filed by The Thaxton Group, Inc., a South Carolina corporation (the "Company"), with the Securities and Exchange Commission, relating to up to $75,000,000 in aggregate principal amount of the Company's Subordinated Term Notes Due 1, 6, 12, 36 and 60 Months and Subordinated Daily Notes (collectively, the "Notes"). The Notes will be issued under an Indenture by and between the Company and The Bank of New York, as Trustee, filed as Exhibit 4.1 to the Registration Statement (the "Indenture"). The Notes will be sold at a price equal to 100% of their respective principal amounts primarily by officers, directors and employees of the Company and certain of its subsidiaries without the payment of commissions or other selling compensation. In addition, some Notes may be sold by Carolinas First Investments, Inc., and other registered broker-dealers, as a selling agent for commissions of between .25% and .5% of the principal amount of the Notes sold by such broker-dealer and certain other selling compensation.

We have examined the originals or photocopies or certified copies of such records of the Company, certificates of officers of the Company and public officials and other documents as we have deemed relevant and necessary as the basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based upon our examination mentioned above, and relying upon statements of fact contained in the documents which we have examined, we are of the opinion that, upon the adoption of Board Resolutions as contemplated by the Indenture and delivery of the Board Resolutions to the Trustee, the Notes will be duly authorized and will be validly issued and binding obligations of the Company, enforceable in accordance with their terms (except as enforcement thereof may be limited by bankruptcy, insolvency or other laws affecting the enforcements of creditors' rights generally) when issued in accordance with the Indenture and paid for as summarized above in the Registration Statement.

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The Thaxton Group, Inc.
April 11, 2001
Page 2



We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the related Prospectus.

Very truly yours,

/s/ Moore & Van Allen PLLC